Exhibit 10.48

Redacted Version

Confidential Treatment Marked

Cooperation Agreement

(hereinafter referred to as the “Agreement”)

between

1.	The Free State of Saxony, represented by the Saxon State Ministry of Finance and the Saxon State Ministry for Economic Affairs and Labor, represented by the Minister Dr. Horst Metz and Undersecretary Mrs. Andrea Fischer

- hereinafter referred to as “Saxony” -

and

2.	Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, CA 94088, USA

- hereinafter referred to as “AMD” -

and

3.	M+W Zander Fünfte Verwaltungsgesellschaft mbH, Lotterbergstr. 30, 70499 Stuttgart, entered under HRB 23351 in the Commercial Register of the Stuttgart Local Court (Amtsgericht)

- hereinafter referred to “M+W” -

Saxony, AMD and M+W will each be hereinafter referred to as a “Party” and together as the “Parties”.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Contents

Preamble		3
§ 1	Objectives	4
§ 2	Formation of a Joint Undertaking	5
§ 3	Evaluation of the Joint Undertaking	5
§ 4	Capital Contribution; Holding Company	6
§ 5	Financing	10
§ 6	Grants and Allowances	12
§ 7	Counter Guarantees	12
§ 8	Accession of an Additional Industrial Partner	12
§ 9	Research and Development	13
§ 10	Agreement on Acceptance / Cost Plus Agreement	13
§ 11	Service Agreements	14
§ 12	Arbitrator	14
§ 13	Non-Discrimination	15
§ 14	Warranty by AMD	15
§ 15	Liability	15
§ 16	Interest	16
§ 17	EU Reservation	16
§ 18	Conditions Precedent	16
§ 19	Duration and Termination	17
§ 20	Confidentiality	18
§ 21	Responsibility for Costs and Expenses	20
§ 22	Press Release	20
§ 23	Arbitration Agreement	20
§ 24	Final Provisions	21

PREAMBLE

The maintenance and development of Saxony as a center for microelectronics, in particular, of Dresden as a high-technology location, is a top priority political and structural goal of Saxony, in order to maintain existing and secure new qualified jobs. AMD intends to build a new facility in Dresden for the production of 300mm silicon wafers on which integrated circuits, particularly for microprocessors, will be manufactured (the “Wafers”). In addition to production, own research and development on a considerable scale to develop up to suitability for industrial production semiconductor manufacturing technology will be carried out at the new facility.

In December 2002, AMD entered into an extensive agreement with IBM for joint development (the Joint Development Agreement, hereinafter referred to as the “JDA”) of a technological basis for the production of chips for high-performance products of the future. The JDA encompasses cooperation on the 65- and 45 nm technology generations with the possibility of even smaller sized structures. This groundwork will be carried out on the basis of the 300 mm Wafers. AMD intends to use the results of this groundwork under the JDA in a new wafer production facility in particular for micro processors to be built in Dresden (hereinafter referred to as “Fab X”) with the support and participation of Saxony, to develop them to the industrial production stage and to manufacture them. The manufacturing technology is intended to be adjusted, by continuous and rapid improvement, to the requirements of mass production and further developed in accordance with market requirements. The management consultancy Arthur D. Little GmbH has on the instructions of Saxony examined and confirmed the technical and economic feasibility of Fab X in a report (hereinafter referred to as the “ADL Report”).

Fab X is intended to be built beside the existing Fab 30. The commencement of industrial production is planned for 2006. The full capacity for the exclusive requirements of AMD is intended to be 13,000 Wafer outs per month. Buildings and clean room are designed for a capacity of 20,000 Wafer outs per month, which is to be used [***]*. Up to approx. 1,035, and [***]* up to 1,400 -qualified new jobs are intended to be created in Fab X. Additional jobs at suppliers will also result. Saxony attaches particular importance on the fact that the technological and financial basis of Fab X is secured as much as possible and will be further developed in Fab X and furthermore that its capital bears

*	Confidential treatment has been requested for portions of this exhibit.

reasonable interest (“stand alone”). A declaration of intent was entered into between Saxony and AMD on June 4, 2003, concerning the cooperation. The said declaration of intent is attached as Appendix A to this Agreement, the purpose of which is to implement the declaration of intent.

Fab X is intended to be built and operated by a special purpose entity in the form of a German limited partnership. The Parties intend to hold capital interests in such entity, and it is up to them whether they hold such interests directly or through separate holding companies, however, the contribution of Saxony and of M+W will partly be made in the form of a limited partner participation, and partly in the form of a typical silent partner participation. In addition, M+W simultaneously enters into a general contractor’s agreement for the construction of the necessary building modules and infrastructure. The general contractor’s agreement is attached as Appendix B hereto.

§ 1	Objectives

1.1	The Parties intend to cooperate as direct or indirect partners for the purpose of the construction and operation of Fab X as further set out in the draft limited partnership agreement attached hereto as Appendix 1.1(a) (the “Limited Partnership Agreement”), and to create the financial bases for this. Besides, in accordance with the draft agreement attached hereto as Appendix 1.1(b) on the formation of a silent partnership (the “Silent Partnership Agreement”), Saxony and M+W will participate as typical silent partners in the joint undertaking (both agreements hereinafter together referred to as the “Partnership Agreements”). With respect to the limited partner participations and the silent partner participations of Saxony and M+W, the purchase agreements which are attached in their draft versions as Appendix 1.1(c) and Appendix 1.1(d) will be executed.

1.2	The joint undertaking is to be provided within the framework of this Agreement with the tangible and intangible resources and personnel so that a stand-alone operation of Fab X is ensured to the extent possible and financially reasonable. This also includes the License Agreement attached as Appendix 1.2.

1.3	The details of the project including the expected investment costs shall be in accordance with the project description attached hereto as Appendix 1.3.

§ 2	Formation of a Joint Undertaking

2.1	AMD has formed a limited liability partnership Limited Liability Company & Co. KG for the realization of the project.

2.2	The joint undertaking will be conducted in the name of AMD Fab X Limited Liability Company & Co. KG (hereinafter referred to as “AMD Fab X”).

2.3	Immediately upon taking effect of this Cooperation Agreement (see § 18), Saxony and M+W shall, in accordance with the Limited Partnership Agreement attached hereto as Appendix 1.1(a), join AMD Fab X as limited partners with legal and economic effect as of the day on which they are both entered in the Commercial Register. The Parties agree to execute the Limited Partnership Agreement of Fab X and to effect the registration in the Commercial Register immediately upon taking effect of this Cooperation Agreement. The Parties agree to sign the Silent Partnership Agreement attached hereto as Appendix 1.1(b) immediately upon taking effect of this Cooperation Agreement.

2.4	The capital contributions of the Parties will amount to a total of € 905 million, as specified in more detail in Section 4.

2.5	AMD Fab X LLC will conduct the business of AMD Fab X as the general partner with sole power of management and representation. In addition to those mentioned in Section 2.3 above, AMD Fab X Holding GmbH and AMD Fab X Admin GmbH shall be limited partners of AMD Fab X. The conduct of the operative business shall be the sole responsibility of the general partner AMD Fab X LLC, subject to the Limited Partnership Agreement. The other general partner will be a German limited liability company [GmbH] whose shares will be held by Saxony or the Saxony Holding Company (“Second General Partner”); the Second General Partner shall have no power of management and no power of representation and will participate neither in the assets nor in the results of AMD Fab X.

§ 3	ADL Report

On the instructions of Saxony and on the basis of information and intended plans provided by AMD and AMD’s subsidiaries – in particular the business plan provided, ADL has prepared the ADL Report on the economic and technological feasibility. For reasons of strict confidentiality, the ADL Report is not attached to this Agreement, but one copy each will be provided to Saxony as principal, AMD and M+W. Saxony will grant to AMD Fab X a right of co-use in the ADL Report. The ADL Report is to be treated with the strictest confidentiality within the recipients’ organizations. AMD warrants that the information provided to ADL by AMD and AMD subsidiaries for the purpose of ADL preparing the expert opinion was given to the best of their knowledge and belief and that the business plan was drawn up according to recognized commercial principles. If the forecasts do not come to pass and/or the plans are not achieved, even though the information provided to ADL for the purpose of their preparing the report was correct and complete to AMD’s best knowledge and belief and even though the business plan was drawn up according to recognized commercial principles, this shall not affect the reciprocal rights of the Parties.

§ 4	Capital Contributions, Holding Company

4.1.1	The parties undertake within the framework of their limited partner participation, to make the following capital contributions to AMD Fab X:

4.1.2	Limited Partners’ Capital Contributions I

AMD subsidiaries	Capital Contribution	€3,232,000

Saxony or Holding Company	Capital Contribution	€1,105,000

M+W	Capital Contribution	€663,000

Total	Limited Partners’ Capital Contributions I	€5,000,000

Of the Limited Partners’ Capital Contribution I initially a total of € 500,000, i.e. € 323,200 for the AMD subsidiaries and € 110,500 for Saxony, and € 66,300 for M+W, will be entered in the Commercial Register as the liability capital sums of those partners after taking effect of this Cooperation Agreement. The entry of the liability capital, which has been increased by € 4,500,000 up to € 5,000,000, will be caused simultaneously for all partners upon achievement of Saxony’s first milestone (LM I) according to the milestone regulation attached as Appendix 4.1.1.

The AMD subsidiaries have the right to increase prematurely the liability contribution to be made by them. The Limited Partners’ Capital Contribution I will become due at the dates set out in Appendix 4.1.1. The second sentence of Section 4.1.3 shall also apply to the Limited Partners’ Capital Contributions I.

4.1.3	Limited Partners’ Capital Contributions II

AMD subsidiaries	Capital Contribution	€581,768,000

Saxony or Holding Company	Capital Contribution	€118,895,000

M+W	Capital Contribution	€59,337,000

Total	Limited Partners’ Capital Contributions II	€760,000,000

The Capital Contributions II shall become due at the dates set out in Appendix 4.1.1 and will be paid in the installments as specified therein in more detail. t However, the Capital Contribution I and the first installment of Capital Contribution II by Saxony and by M+W will become due no earlier than at such date when transfer of title to the real estate as described in Appendix 4.2.2 of AMD Saxony Limited Liability Company & Co. KG (“AMD Saxony”) to AMD Fab X has been effected or instead the title re-registration has been applied for and the entry of such re-registration merely only requires issuance of the official record of changes by the municipal surveying authority and conveyance on the basis of such official record of changes.

4.2	Saxony and M+W agree to make the following typical silent partner capital contributions.

Saxony or Holding Company	Capital Contribution	€80,000,000

M+W	Capital Contribution	€60,000,000

Total	Typical silent partner capital contributions	€140,000,000

The silent partner capital contributions shall become due at the dates set out in Appendix 4.1.1 and will be paid in the installments as specified therein in more detail. However, the first installment of each silent partner capital contribution will become due no earlier than at such date when transfer of title to the real estate as described in Appendix 4.2.2 of AMD Saxony Limited Liability Company & Co. KG (“AMD Saxony”) to AMD Fab X has been effected or instead the title re-registration has been applied for and the entry of such re-registration merely only requires issuance of the official record of changes by the municipal surveying authority and conveyance on the basis of such official record of changes.

All limited partners and silent partners shall have the right to waive the requirement that one or all of the specified requirements are satisfied before the Limited Partners’ Capital Contributions I or II or, insofar as applicable, their silent partner capital contributions become due by written notice to the respective other Parties / AMD Fab X.

4.3	The Parties may hold their limited partner and silent participations in AMD Fab X directly or indirectly through one or more companies (“Holding Companies”). Other than the respective Party and M+W Zander Facility Engineering GmbH, no entities may hold an interest in the Holding Companies whose objects cover the development, manufacture, marketing or sale of semiconductor products (“Competing Entities”). Entities of the AMD Group are not considered Competing Entities. Other than M+W Zander Facility Engineering GmbH no Competing Entities may hold a direct or indirect interest in M+W. In deviation from the preceding sentences 2 and 4, finance investors who are not themselves engaged in the design, development, manufacture, marketing or sale of semiconductors may hold direct or indirect interests in AMD Fab X (above all, through Holding Companies and M+W). In case of a indirect participation, the respective Party must warrant that the Holding Company holding the limited partner share in AMD Fab X fulfils the obligations of the respective Party and/or Holding Company under this Agreement and under the attached Partnership

Agreements. Conversely, the other Parties hereto will grant to such Holding Company such rights which would be due to the concerned Party in case of a direct participation. In addition, concurrently with the execution of this Cooperation Agreement, AMD will issue the guarantees according to Appendix 4.3.

4.4	Insofar as any Party holds a direct or indirect share in a Competing Entity, such Party agrees to impose the same duties of confidentiality on the persons assigned by it to the organs of the Competing Entity as provided in section 20. In case of an indirect participation, the above provision shall be applied correspondingly insofar as a Holding Company holds a direct or indirect share in a Competing Entity. Insofar as any Party or Holding Company holds a direct or indirect majority share in a Competing Entity, the other Parties shall have the right to require from such Party or Holding Company the transfer of its shareholding in AMD Fab X, including any silent partner participation, to them or to a third party (Call Option) in accordance with Article 10.8 of the Limited Partnership Agreement. In addition, Parties and Holding Companies with a direct or indirect interests in a Competing Entity are strictly prohibited from disclosing to the Competing Entity technical information, including information regarding the technology to manufacture Wafers. M+W Zander Facility Engineering GmbH will assume an obligation which corresponds to the above provisions, in accordance with Appendix 4.4.

4.5	The other Parties are aware that Saxony holds an indirect non-majority interest in Infineon Technologies SC 300 GmbH & Co. KG and that Saxony holds a non-majority interest in the semi-conductor manufacturer ZMD AG.

4.6	The participation rights of the Holding Company used by Saxony for AMD Fab X will in each case be exercised in accordance with the decisions of Saxony.

4.7	Saxony guarantees to AMD that the Second General Partner exercises and has exercised no activity other than the assumption of the general partner position in AMD Fab X according to the Limited Partnership Agreement. Saxony further guarantees to AMD that the Second General Partner will at all times be financially funded such that it is able to perform its liabilities; this does not include any liabilities incurred by the Second General Partner by virtue of his position as personally liable partner of AMD Fab X. The aforesaid shall apply until any replacement of the Second General Partner as provided in Article 10a of the Limited Partnership Agreement.

If the Second General Partner is replaced in accordance with Article 10 a of the Limited Partnership Agreement, AMD guarantees to Saxony that the Second General Partner exercises and will exercise no activity other than the assumption of the general partner position in AMD Fab X according to the Limited Partnership Agreement as long as Saxony and M+W hold a - direct or indirect - interest in the Partnership. AMD further guarantees to Saxony – from replacement of the Second General Partner according to Article 10a of the Limited Partnership Agreement onward and as long as Saxony and M+W hold a direct or indirect interest in the Partnership – that the Second General Partner will at all times be financially funded such that it is able to perform its liabilities; this does not include any liabilities incurred by the Second General Partner by virtue of his position as personally liable partner of AMD Fab X

§ 5	Financing

§ 5.1	The investment volume is EUR 2,407 million. The total financing for the years 2003 to 2007 is EUR [***]* million and shall consist of:

5.1.1	the Capital Contributions mentioned at Sections 4.1.1 and 4.2

Capital Contribution AMD Subsidiaries	EUR 585 million
Saxony Capital Contribution	EUR 120 million + EUR 80 m
M+W Capital Contribution	EUR 60 million + EUR 60 m
Total Capital Contribution	EUR 905 million

*	Confidential treatment has been requested for portions of this exhibit.

5.1.2	own resources and working capital

Revolving credit facility of AMD	EUR [***]* million
Grants and allowances according to Section 6	EUR 497 million[1]
Working capital	EUR [***]* million
Total own resources and working capi*tal	EUR [***]* million

Since the investment allowances were calculated on the basis of the currently applicable legal situation and since it is unclear in what amount investment allowances can be paid under the future regulation, AMD agrees that in the event this sum turns out to be lower than calculated they will fill the financing gap arising. The working capital will by supplemented in accordance with the AMD Fab X Cost Plus Reimbursement Agreement mentioned in Section 10.2.

5.1.3	third party finance

Bank loans less redemption (EUR 42 million)	EUR 658 million
Total third party finance	EUR 658 million

5.2	The Parties are aware that the requirements of EU law may not be satisfied in time to cover the financing requirements of AMD Fab X. Because of this, it is possible that delays in obtaining third party financing for the Fab X could arise. In this event, AMD undertakes to bridge any financial shortfalls occurring until March 31, 2004. If the decision of the EU should not be available by April 1, 2004, the Parties will consult with each other regarding the continuation of the project. AMD shall then have the right to end the project. In such case, AMD agrees to pay back the capital contributions made by Saxony and M+W, if any.

[1]	Another investment allowance of EUR 46 million is expected to be paid in 2008.
*	Confidential treatment has been requested for portions of this exhibit.

5.3	Apart from payment of their capital contributions and without affecting the provisions of Section 6, Saxony and M+W are not obliged to provide additional finance, even if the capital of AMD Fab X is not sufficient for its requirements.

5.4	If the project is terminated by AMD prior to full payment of all contributions, AMD warrants to M+W that M+W’s liability shall be limited to [***]* of its paid-in contribution. Any difference amount shall be reimbursed by AMD to M+W.

§ 6	Grants and Allowances

Saxony supports investment grants in the maximum amount legally permissible out of the funds of the joint tasks project “Improvement of the Regional Economic Structure” (GA) – “GA Means”. If the total amount of the investment grants from GA Means which have been promised in a legally binding way and the investment allowances granted in a legally binding way exceeds the total grant admissible pursuant to the EU ruling, the investment allowances granted in a legally binding way are to be used first.

§ 7	Counter-Guarantees

In the event that AMD is not already liable to the lenders for the loans guaranteed by the federal government and Saxony, AMD will grant Saxony free of charge directly enforceable counter-guarantees on first demand for all guaranteed bank credits provided by Saxony together with the federal government for AMD Fab X (with an aggregate credit amount of € 700 million).

§ 8	Accession of an Additional Industrial Partner

8.1	The Parties aim to admit an additional [***]* partner who will [***]* of AMD Fab X, if possible will enter into obligations to [***]* and further, who is intended to become a partner in AMD Fab X and to contribute capital, perhaps by way of a capital increase. Saxony and M+W will agree to the acceptance of an

* Confidential treatment has been requested for portions of this exhibit.

[***]* partner proposed by AMD on the basis of the Limited Partnership Agreement of AMD Fab X, their respective approval not to be withheld or delayed without good cause.

8.2	Such partner shall be accepted on appropriate conditions. If amendments or adjustments to this Agreement or the Partnership Agreements of AMD Fab X or other contractual agreement become necessary, the Parties will endeavor to agree on a mutually acceptable provision. Saxony and M+W will refuse their agreement thereto only if their interests are materially adversely affected.

§ 9	Research and Development

9.1	AMD aims to develop in the Fab X the 65 nm technology generation up to industrial production stage. The milestones for Saxony stated in Appendix 4.1.1 set forth the aimed-at time schedule up to production stage.

9.2	AMD Fab X also is to further develop the 65 nm technology generation and to prepare for implementation of the following technology generations also through its own development.

9.3	Research in Fab X is to take place in the areas indicated in Appendix 9.3.

§ 10	Agreement on Acceptance/AMD Fab X Cost Plus Reimbursement Agreement

10.1	AMD undertakes to take the entire production of AMD Fab X (in warmed-up operation up to 13,000 Wafer outs per month).

10.2	The details of the acceptance obligation and the terms thereof arise from the AMD Fab X Cost Plus Reimbursement Agreement attached in the draft version as Appendix 10.2.

§ 11	Service Agreements

11.1	AMD shall ensure that AMD Saxony shall make available to AMD Fab X general administrative services (for example IT, personnel administration, administrative services of a commercial nature) if required at competitive terms (at arms’ length). In other respects AMD Fab X shall set up the required resources itself or obtain them from third parties.

11.2	In relation to the services required by AMD Fab X from today’s perspective, AMD Fab X, AMD, AMD Fab X Holding GmbH and AMD Saxony will enter into the Fab X Management Services Agreement which is attached hereto as Appendix 11.2. AMD will be jointly and severally liable for the obligations of AMD Saxony under the agreement.

§ 12	Arbitrator

If and insofar as the Parties are unable to agree on the achievement of the milestones (see Appendix 4.1.1) and on the requirements stated in Section 14.1, the Parties will make efforts to immediately agree on an arbitrator and will instruct such arbitrator in the name of all the Parties for him to determine the disputed issues with final and binding effect on the Parties within the framework of the positions taken by the Parties. The Parties shall be given reasonable opportunity to expound their positions in writing and at one or more hearings before the arbitrator. The arbitrator shall state grounds for his decision. In his decision the arbitrator shall also decide on the division of the costs of the arbitration procedure based on who won and who lost the dispute (§§ 91 et seqq. ZPO – German Code of Civil Procedure), provided that each Party shall itself be responsible for the costs of its own advisors. The facts determined by the arbitrator shall have final and binding effect on the Parties. If the Parties are unable to agree on an arbitrator within 10 bank working days, then at the request of any Party the President of the Higher Regional Court of Dresden will appoint an expert or a consulting firm as arbitrator, such appointment having binding effect on the Parties. Such person or consulting firm shall not have, and within the past five (5) years shall not have had, business relations with any of the Parties.

§ 13	Non-Discrimination

13.1	AMD undertakes not to discriminate unreasonably against Fab X in favour of comparable factories.

13.2	Strategic decisions in relation to Fab X, and which concern the Dresden location, will not be taken against the wishes of Saxony, in accordance with the provisions concerning voting rights in the Limited Partnership Agreement of AMD Fab X.

§ 14	Warranty by AMD

14.1	AMD warrants irrespective of fault, by way of an independent guarantee, in accordance with § 311 ss. 1 Civil Code,

that the provision for Fab X, in the event that this is technologically feasible, will be supplemented up to the point at which suitability for industrial production (= “Technical Completion” as defined in the Summary of Terms and Conditions regarding the grant of the bank loan to Fab X in the amount of € 700 million) has been achieved.

14.2	In the event of the breach of warranty, the other Parties are initially each entitled and obliged to demand that AMD provide proper performance within a reasonable period. These rights cannot be enforced if the other Party has committed a material breach of contract.

14.3	The availability of the results of the JDA to Fab X for the production of AMD products will be regulated by way of conclusion of the license agreement according to Appendix 1.2.

§ 15	Liability

15.1	Unless otherwise provided in this Agreement, the Parties are liable only in the case of intent and gross negligence.

15.2	There shall be no liability on the part of Saxony on the basis of the draft agreements submitted according to Section 20.5 or under § 839 Civil Code and Art. 34 of the Constitution, due to a breach of the confidentiality in connection with the political decision-making. Damage claims of any kind whatsoever, including, but not limited to, claims under § 839 Civil Code and Art. 34 of the Constitution, shall not exist in this respect. The waiver of claims for damages, in particular in relation to § 839 Civil Code, shall be deemed to be a contractual obligation for the benefit of third parties. Technical data and technical details shall be protected comprehensively. In this respect, there shall be no restriction on liability according to sentence 1 above.

§ 16	Interest

All interest under this Agreement and the attached Partnership Agreements, shall be calculated pursuant to the 365/360 method.

§ 17	EU Reservation

The grant of the allowances envisioned in this Agreement (investment grants, investment allowances and guarantee) require the approval of the Commission of the European Union.

§ 18	Conditions Precedent

18.1	With the exception of the provisions of Sections 5.2, 18, 20, 21, 22, 23, and 24 which become effective upon the signature of this Agreement, this Agreement is subject to the following conditions precedent:

18.1.1	announcement of exemption or clearance by the Federal Cartel Office, or expiry of the relevant waiting periods,

18.1.2	evidence of the granting of the EU approval of the subsidies according to Section 5;

18.1.3	consent of the competent bodies of the federal government to the federal/state guarantee securing the bank loans for Fab X;

18.1.4	consent and/or noting with approval, by the Budget and Finance Committee of Saxony,

18.1.5	provision of the overall financing, in which connection the Syndicated Loan Agreement with Dresdner Bank/Dresdner Kleinwort Wasserstein or another replacement arranger/underwriter may include customary conditions to disbursement including, but not limited to the grant of the federal/state guarantee and evidence of the granting of the EU approval of the subsidies according to Section 5;

18.1.6	legal opinion of the law office O’Melveny & Myers LLP confirming that AMD Fab X is a “wholly-owned subsidiary” in the sense of the JDA.

18.1.7	signing of the General Contractor Contract with M+W Zander Facility Engineering GmbH; and

18.1.8	the approval of the supervisory boards of Jenoptik AG and of M+W Zander Holding AG by December 15, 2003.

18.2	If the conditions set out in Sections 18.1.2 and 18.1.5 are not satisfied in whole or in part, AMD is entitled, but not obligated, to take over such portion of the financing which is missing as a result thereof. In this event, the relevant condition shall be deemed to be satisfied. If the conditions stated in Section 18.1 have not been satisfied by December 31, 2004, even in consideration of Section 18.2, any later occurrence of the conditions shall be excluded.

§ 19	Duration and Termination

19.1	This Agreement is effected for an indefinite period of time, but at least until December 31, 2015.

19.2	If the project is ended in accordance with Section 5.2, AMD shall have the right to terminate this Cooperation Agreement.

19.3	If any Party is behind schedule with the performance of a material obligation under this Agreement, performance of the relevant obligation may be demanded by one of the other Parties in writing provided such Party has substantially performed its respective obligations and undertakings under this Agreement and the Appendices. If the obligation is not performed within 30 calendar days thereafter, the said other Party may terminate this Agreement by notice in writing. If the principal obligation in respect of which the contracting party is in default is also an obligation pursuant to the Limited Partnership Agreement, only the provisions of the Limited Partnership Agreement shall apply.

19.4	The right of termination of this Agreement for good cause shall remain unaffected.

19.5	A termination notice is effective only if, with effect as of the same time, the Limited Partnership Agreement and the Silent Partnership Agreement of AMD Fab X is effectively terminated.

19.6	The rights and duties of any Party under this Agreement, except for Sections 20 and 23, shall end once such Party or its holding entity has validly withdrawn as partner (i.e. both as limited and as silent partner) of AMD Fab X.

19.7	This Agreement shall terminate, except for Sections 20 and 23, without a notice of termination being required, upon the full withdrawal of Saxony and of M+W as direct or indirect partners (i.e. both as limited and as silent partners) of AMD Fab X.

§ 20	Confidentiality

20.1	Each Party is obliged, in relation to all confidential information, of which it becomes aware in the preliminary stages of the negotiations and presentations involved in the execution of this Agreement and/or in its capacity as a Party to this Agreement and/or to the agreements which are attached hereto as appendices, to maintain confidentiality vis-à-vis third parties. Each Party is obliged to use such information only for the purpose for which it has received same. The Parties undertake to subject their employees, representatives, shareholders and lenders to confidentiality to the usual extent. Each Party shall permit access to such information by its employees, agents, lenders and advisors only if and to the extent that they require such information for the performance of this Agreement and are subject to corresponding confidentiality obligations. Each Party may communicate confidential information to members of the legal, accountancy or taxation professions which are subject to professional confidentiality obligations, if and to the extent this is necessary in their own legitimate interests. The communication of confidential information to the Banks financing AMD Fab X/the capital contributions of the AMD Fab X partners, to the guarantors guarantying for the bank loans or to the European Union is permissible and must be subject to the corresponding confidentiality obligations (in the case of the EU: insofar as legally required). Further exceptions to the confidentiality obligation may be permitted in individual cases by separate agreements.

Notwithstanding any of the above or below provisions in this Agreement or in any other written or oral agreement made between the Parties or by which the Parties are bound, each Party shall be entitled to disclose the U.S. income tax treatment and the U.S. income tax structure of this Agreement and of the agreements related herewith. This right to disclose includes the right of each Party to involve without any limitation tax consultants regarding the U.S. income tax treatment and the U.S. income tax structure of this transaction and of the agreements related therewith. This right does not include the disclosure of any other information, including but not limited to, (i) any part of documents not relating to the U.S. income tax treatment and the U.S. income tax structure of the transactions as set out in this Agreement or the agreements related herewith; (ii) the identity of participants or potential participants in the transaction, except to the extent that such information relates to the U.S. income tax treatment and the U.S. income tax structure of the transaction as set out in this Agreement or in the agreements related herewith; (iii) the existence or status of negotiations; (iv) any financial information other than the financial information relating to the U.S. income tax treatment and the U.S. income tax structure of the transactions as set out in this Agreement or in the agreements related herewith; or (v) any other condition or detail which is of no importance with respect to the U.S. income tax treatment or the U.S. income tax structure of the transactions as set out in this Agreement or in the agreements related herewith. The partners acknowledge that this confirmed right shall not be deemed to be a waiver by any Party of any of their particular rights under the attorney-client privilege or the non-disclosure privilege under Section 7525(a) of the United States Internal Revenue Code 1986, as amended.

20.2	This obligation shall extend beyond the ending of this Agreement, provided that the obligations of confidentiality as agreed in any Appendix remain unaffected.

20.3	This obligation does not apply to information which is generally known, or information demonstrably independently worked out by the receiving Party, or information demonstrably obtained legally from third parties without any breach of the confidentiality obligation.

20.4	This obligation shall also not apply insofar as the Parties are obliged to disclose the received information under statutory provisions or official orders. In such event the affected Party is obligated immediately to inform the other Parties of the official order or the application of a statutory provision, as applicable, if possible in advance.

20.5	The Parties note that Saxony must present the draft agreements in Saxon ministries, the cabinet of Saxony and the parliament of Saxony, in the course of the political decision-making process. Technical data and technical details are to be comprehensively protected.

§ 21	Responsibility for costs and expenses

AMD shall bear its costs and the reasonable cost of the involvement of external advisors of Saxony and the Saxony Holding Company. These include, in particular, the costs and expenses associated with the report of ADL and the legal advice of Saxony and the Saxony Holding Company by Rechtsanwälte Clifford Chance Pünder, in connection with this Cooperation Agreement for the period from June 4, 2003 until signing of this Cooperation Agreement. In addition, from the date of signing of this Cooperation Agreement until December 31, 2003 the amount of [***]* will be borne for expenses and costs of Saxony and/or the Saxony Holding Company.

§ 22	Press Release

The Parties will publish a joint press release, which is reached in mutual agreement between them, concerning this project at a date also to be agreed upon between them. In addition, the parties undertake not to publish any further notice concerning the project unless required by law or by applicable stock exchange regulations, such as, for example, ad-hoc publication or the notice is agreed between the parties.

§ 23	Arbitration Agreement

23.1	All disputes arising out of or in connection with this Agreement or regarding its validity shall be conclusively decided in accordance with the Rules of Arbitration

*	Confidential treatment has been requested for portions of this exhibit.

of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS) ousting the jurisdiction of the courts of law.

23.2	The place of the arbitration proceeding shall be Dresden.

23.3	The number of arbitrators shall be three.

23.4	German substantive law shall apply.

23.5	The arbitration proceeding shall be conducted in German.

§ 24	Final Provisions

24.1	This Agreement (including its appendices) contains all agreements between the Parties and replaces all agreements previously reached between the Parties concerning its subject matter. There are no oral side agreements. In the event of any conflict or inconsistency between this Cooperation Agreement and an agreement which is attached hereto, the provision in such latter agreement shall fully supersede the corresponding previous provisions of this Cooperation Agreement.

24.2	Unless notarized form is prescribed, all amendments, additions and rescission of this Agreement require written form in order to be effective. This applies also to waiver of written form.

24.3	No Party may transfer rights under this Agreement to a third party without the prior written consent of the other Parties. This does not apply to cases expressly provided for in this Agreement.

24.4	If any provision of this Agreement is or becomes partially or wholly invalid or unenforceable or if this Agreement does not contain a per se necessary provision, the validity of the remaining provisions of this Agreement shall not thereby be affected. The same applies if an omission in this Agreement is ascertained. In the place of the invalid or unenforceable provision or for filling in the omission of a provision, such a legally admissible provision shall be deemed to have been agreed as corresponds to what the Parties would have intended or which would have been agreed by the Parties according to the meaning and purpose of this Agreement, if they had been aware of the invalidity or unenforceability of the relevant provision or of the omission.

Place, Date: Dresden, November 20, 2003

/s/ Robert J. Rivet	/s/ Horst Metz /s/ Andrea Fischer
(Advanced Micro Devices, Inc.)	(Saxony)

/s/ Juergen Giessmann /s/ Helmut Laub
(M+W Zander Fünfte Verwaltungsgesellschaft mbH)